FIRST AMENDMENT TO PURCHASE AGREEMENT


     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT is made and entered into as of the 29th day of August 1997, by and among AZTEL, INC., an Arizona corporation ("Aztel"), GILA RIVER TELECOMMUNICATIONS, INC., a corporation organized pursuant to Gila River Indian Community Resolution Number GR-101-88 ("Gila"), U S WEST NEWVECTOR GROUP, INC., a Colorado corporation ("NewVector"), TOHONO O'ODHAM UTILITY AUTHORITY, a subsidiary organization of the Tohono O'odham Nation, duly organized pursuant to a Plan of Operation approved by Resolution No. 91-175 of the Tohono O'odham Legislative Council ("TOUA") (TOUA, NewVector, Gila and Aztel may sometimes hereinafter be referred to individually as a "Seller" and collectively as the "Sellers"), and DOBSON CELLULAR OF ARIZONA, INC., an Oklahoma corporation (the "Purchaser").

                           W I T N E S S E T H:

     WHEREAS, the Purchaser and Sellers entered into that certain Purchase Agreement dated February 28, 1997 (the "Purchase Agreement") pursuant to which the Sellers agreed to sell all of the Interests (as defined in the Purchase Agreement) on the terms and conditions set forth in the Purchase Agreement; and

     WHEREAS, the Purchaser and the Sellers desire to amend the Purchase Agreement as hereinafter provided;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the parties hereto agree as follows:

     1. Clause (ii) of Section 22(a) of the Purchase Agreement is hereby amended in its entirety to read as follows:

          "(ii) may be terminated by either Purchaser or any two of the Sellers if the Closing shall not have occurred on or before November 15, 1997 by reason of the failure of any of the conditions set forth in Sections 6.6 or 7.5 to be satisfied by such date, provided Sellers or Purchaser, as the case may be, shall not have the right to so terminate this Agreement if such party's breach of this Agreement contributed in any material way to the failure of such conditions to be satisfied;"

     2. Except as amended hereby, the Purchase Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this First Amendment to Purchase Agreement to be executed by their duly authorized representatives as of the day and year first written above.


                               PURCHASER:

                               DOBSON CELLULAR OF ARIZONA, INC.

                               By EVERETT DOBSON
                                  Everett Dobson
                                  President


                               SELLERS:

                               AZTEL, INC.

                               By LEROY T. CARLSON
                                  Title: Authorized Representative


                               GILA RIVER TELECOMMUNICATIONS, INC.

                               By ROBERT PORTER
                                  Title: Chairman


                               U S WEST NEWVECTOR GROUP, INC.

                               By TIMOTHY A. SAMPLES
                                  Title: Vice President Domestic Wireless
                                         Operations and Investment


                               TOHONO O'ODHAM UTILITY AUTHORITY

                               By CHARLES W. WIESE
                                  Title: General Manager